ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 8, 2012

UBS AG GOAL Notes

UBS AG $6,500,000 Notes Linked to Russell 2000® Index due on or about February 13, 2013

Investment Description

UBS AG GOAL Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the Russell 2000® Index (the “underlying index”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying index. At maturity, UBS will either pay you the principal amount per Note or, if the closing level of the underlying index on the final valuation date is below the specified conversion level, UBS will pay you the cash equivalent (the “cash equivalent”) per Note equal to (i) the conversion ratio multiplied by (ii) the closing level of the underlying index on the final valuation date (“final level”) for each of your Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving the cash equivalent at maturity that may be less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying index, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving the cash equivalent at maturity that is less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity: If the level of the underlying index does not close below the conversion level on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying index. If the level of the underlying index closes below the conversion level on the final valuation date, UBS will pay you the cash equivalent per Note, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	February 8, 2012
Settlement Date	February 13, 2012
Final Valuation Date	February 8, 2013
Maturity Date	February 13, 2013

*	Expected. See page 3 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-11 OF THE GOAL NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to the Notes we are offering. The Notes are linked to the Russell 2000® Index. The coupon rate, initial level, conversion level and conversion ratio for the Notes will be set on the trade date. Coupons will be paid monthly in arrears in 12 installments.

Underlying Index	Index Ticker	Coupon Rate	Total Coupon Payable	Initial Level	Conversion Level	Conversion Ratio*	CUSIP	ISIN
Russell 2000® Index	RTY	6.45% - 6.85% per annum	6.45% - 6.85%	•	80% of Initial Level	•	9026M0176	US9026M01766
*	Equal to $1,000 divided by the conversion level.

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the GOAL Notes product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying GOAL Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Russell 2000® Index	$6,500,000	$1,000	$0	$0	$6,500,000	$1,000
UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	GOAL Notes product supplement dated February 7, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512043524/d296433d424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “GOAL Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “GOAL Notes product supplement” mean the UBS product supplement, dated February 7, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months. The Notes are expected to price on or about February 8, 2012 and settle on or about February 13, 2012. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Index	Russell 2000® Index
Coupon Payments	Coupon paid in arrears in 12 installments based on the coupon rate, regardless of the performance of the underlying index. The coupon rate is expected to be between 6.45% and 6.85% per annum. The actual coupon rate for the Notes will be set on the trade date.
Total Coupon Payable	The total coupon payable is expected to be between 6.45% and 6.85%. The actual total coupon payable for the Notes will be based on the coupon rate per annum and set on the trade date.
1st Installment through 12th Installment	Between 0.5375% and 0.5708%. The actual installment amount per Note will be based on the coupon rate per annum and set on the trade date.
Conversion Level	A percentage of the initial level, as specified on the cover of this free writing prospectus.
Conversion Ratio (per Note)	A number equal to (i) the principal amount divided by (ii) the conversion level of the underlying index.
Payment at Maturity (per Note)

If the final level of the underlying index is not below the conversion level, at maturity we will pay you an amount in cash equal to your principal amount.

If the final level of the underlying index is below the conversion level, at maturity we will pay you the cash equivalent which is equal to (i) the conversion ratio multiplied by (ii) the final level for each Note you own.

The value of the cash equivalent is expected to be worth less than the principal amount and may be worthless.

Initial Level	The closing level of the underlying index on the trade date, as determined by the calculation agent.
Final Level	The closing level of the underlying index on the final valuation date.

Investment Timeline

Trade Date	The closing level of the underlying index is observed, the conversion level is determined and the conversion ratio is calculated. The coupon rate is set.

Monthly (including at maturity):	UBS pays the applicable coupon.

Maturity Date

The final level is observed on the final valuation date.

If the final level of the underlying index is not below the conversion level, UBS will pay you an amount in cash equal to your principal amount.

If the final level of the underlying index is below the conversion level, at maturity we will pay you the cash equivalent which is equal to (i) the conversion ratio multiplied by (ii) the final level for each Note you own.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE AN AMOUNT AT MATURITY THAT IS LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying index or the index constituent stocks.

♦

You believe the final level of the underlying index is not likely to be below the conversion level and, if it is, you can tolerate receiving an amount at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the level of the underlying index and that your return at maturity is limited to the coupons paid on the Notes.

♦

You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index or the price of the index constituent stocks.

♦	You are willing to invest in the Notes if the coupon rate per annum is set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).

♦	You are willing and able to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying index.

♦	You believe the final level of the underlying index is likely to be below the conversion level, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving an amount at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the level of the underlying index or that has unlimited return potential.

♦

You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index or the price of the index constituent stocks.

♦	You would be unwilling to invest in the Notes if the coupon rate is set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 12 installments on the coupon payment dates listed below:

March 13, 2012

April 13, 2012

May 14, 2012

June 13, 2012

July 13, 2012

August 13, 2012

September 13, 2012

October 15, 2012

November 13, 2012

December 13, 2012

January 14, 2013

February 13, 2013

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the GOAL Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the GOAL Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying index. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component would be taxed as a short-term capital gain if the principal amount is repaid in cash. If the cash equivalent is paid and if you are the original purchaser of the Notes, you will recognize short-term capital gain or loss equal to the difference between (i) the cash equivalent amount and (ii) (x) the Dept Portion less (y) the aggregate Put Option Component of the coupon.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Index	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Russell 2000® Index	6.45% - 6.85% per annum	•% per annum	•% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-29 of the GOAL Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the GOAL Notes product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the GOAL Notes product supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the GOAL Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final level of the underlying index is greater than or equal to the conversion level and only at maturity. If the final level of the underlying index is below the conversion level, UBS will pay you the cash equivalent for each Note that you own instead of the principal amount in cash. As a result, if the final level is below the conversion level, you will be exposed on a leveraged basis to any such decline below the conversion level. For example, if the conversion level is 80% of the initial level, the final level is less than the conversion level and the final level is 70% of the initial level, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion level. If you receive the cash equivalent at maturity, the amount of cash you receive is expected to be significantly less than your principal amount resulting in a loss of some or all of your initial investment.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying index reflects a higher expectation as of the trade date that the level of the underlying index could close below its conversion level on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying index’s volatility can change significantly over the term of the Notes. The level of the underlying index for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the conversion level.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the final level of the underlying index is greater than or equal to the conversion level, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the level of the underlying index even though you risked being subject to the decline in the level of the underlying index. If the closing level of the underlying index on the final valuation date is less than the conversion level, UBS will pay you the cash equivalent which will be an amount less than your principal amount, in which case you may lose your entire investment. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying index.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Market risk — The return on the Notes is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (“index constituent stocks”), and will depend on whether, and the extent to which, the index return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the index return is negative.

♦

Owning the Notes is not the same as owning the index constituent stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that holders of the index constituent stocks may have.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the underlying index level will not rise by more than the coupons paid on the Notes or will not fall below the conversion level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index and the index constituents in particular, and the risk of losing some or all of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Notes is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Notes will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index — The policies of the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Notes.

♦

UBS cannot control actions taken by the index sponsor and the index sponsor has no obligation to consider your investment in the Notes — UBS and its affiliates are not affiliated with the sponsor of the underlying index and has no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions or making any judgments that might affect the market value of your Notes.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial level to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the level of the underlying index — Trading or transactions by UBS or its affiliates in any index constituents and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the level(s) of the underlying index and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the underlying index or trading activities related to the underlying index or any index constituents, which may present a conflict between the interest of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final level is below the conversion level and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 0% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the GOAL Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Principal amount:	$1,000 per Note
Coupon rate**:	6.60% per annum (or $5.50 per month)
Total coupon payable**:	6.60% (or $66.00 per Note)
Initial level of the underlying index:	820
Conversion level:	656 (80% of the initial level)
Conversion Ratio:	1.5244 per Note (principal amount per Note/conversion level)

*	Actual coupon rate and terms for each Note to be set on the trade date. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in 12 installments during the term of the Notes on an unadjusted basis.

Hypothetical Examples

Scenario #1: The final level of the underlying index is not below the conversion level of 656.

Since the final level of the underlying index is not below the conversion level of 656, UBS will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying index if the appreciation of the underlying index (plus dividends, if any) were less than 6.60%.

If the final level of the underlying index on the final valuation date is 820 (no change in the level of the underlying index):

Payment at Maturity:	$1,000.00
Coupons :	$66.00	($5.50 x 12 = $66.00)

Total:	$1,066.00
Total Return on the Notes:	6.60%

In this example, the total return on the Notes is 6.60% while the total return on the underlying index is 0.00%.

If the final level of the underlying index on the final valuation date is 1066 (an increase of 30%):

Payment at Maturity:	$1,000.00
Coupons :	$66.00	($5.50 x 12 = $66.00)

Total:	$1,025.00
Total Return on the Notes:	6.60%

In this example, the total return on the Notes is 6.60% while the total return on the underlying index is 30.00%.

If the final level of the underlying index on the final valuation date is 697 (a decline of 15%):

Payment at Maturity:	$1,000.00
Coupons :	$66.00	($5.50 x 12 = $66.00)

Total:	$1,025.00
Total Return on the Notes:	6.60%

In this example, the total return on the Notes is 6.60% while the total return on the underlying index is a loss of 15.00%.

Scenario #2: The final level of the underlying index is below the conversion level of 656.

Since the final level of the underlying index is below the conversion level of 656, UBS will pay you at maturity the cash equivalent. The payment received at maturity and the total return on the Notes at that time depends on the closing level of the underlying index on the final valuation date.

If the final level of the underlying index is 369 (a decline of 55%):

Payment at Maturity:	$562.50	(369 x 1.5244 = $562.50)
Coupons :	$66.00	($5.50 x 12 = $66.00)

Total:	$628.50
Total Return on the Notes:	37.15%

In this example, the total return on the Notes is a loss of 37.15% while the total return on the underlying index is a loss of 55.00%.

If the final level of the underlying index is 574 (a decline of 30%):

Payment at Maturity:	$875.01	(574 x 1.5244 = $875.01)
Coupons :	$66.00	($5.50 x 12 = $66.00)

Total:	$941.01
Total Return on the Notes:	5.90%

In this example, the total return on the Notes is a loss of 5.90% while the total return on the underlying index is a loss of 30.00%.

Hypothetical Return Table

Underlying Index		The Hypothetical Final Level is Greater Than or Equal to the Hypothetical Conversion Level(1)		The Hypothetical Final Level is Less Than the Hypothetical Conversion Level(2)
Hypothetical Final Level(3)	Index Level Return(4)	Total Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(6)
1230	50.00%	$1,066.00	6.60%	n/a	n/a
1189	45.00%	$1,066.00	6.60%	n/a	n/a
1148	40.00%	$1,066.00	6.60%	n/a	n/a
1107	35.00%	$1,066.00	6.60%	n/a	n/a
1066	30.00%	$1,066.00	6.60%	n/a	n/a
1025	25.00%	$1,066.00	6.60%	n/a	n/a
984	20.00%	$1,066.00	6.60%	n/a	n/a
943	15.00%	$1,066.00	6.60%	n/a	n/a
902	10.00%	$1,066.00	6.60%	n/a	n/a
861	5.00%	$1,066.00	6.60%	n/a	n/a
820	0.00%	$1,066.00	6.60%	n/a	n/a
779	-5.00%	$1,066.00	6.60%	n/a	n/a
738	-10.00%	$1,066.00	6.60%	n/a	n/a
697	-15.00%	$1,066.00	6.60%	n/a	n/a
656	-20.00%	$1,066.00	6.60%	n/a	n/a
615	-25.00%	n/a	n/a	$1,003.51	0.35%
574	-30.00%	n/a	n/a	$941.01	-5.90%
533	-35.00%	n/a	n/a	$878.51	-12.15%
492	-40.00%	n/a	n/a	$816.00	-18.40%
451	-45.00%	n/a	n/a	$753.50	-24.65%
410	-50.00%	n/a	n/a	$691.00	-30.90%
369	-55.00%	n/a	n/a	$628.50	-37.15%

(1)	A conversion event does not occur if the hypothetical final level of the underlying index is not below the hypothetical conversion level.

(2)	A conversion event occurs if the hypothetical final level of the underlying index is less than the hypothetical conversion level.

(3)

If the hypothetical final level of the underlying index is not below the hypothetical conversion level, this number represents the final level. If the hypothetical final level of the underlying index is below the hypothetical conversion level, this number represents the final level as of the final valuation date and the closing level as of the maturity date.

(4)	The hypothetical index level return range is provided for illustrative purposes only. The actual index level return may be below -55% and you therefore may lose up to 100% of your principal amount.

(5)	Payment consists of the principal amount plus coupon payments of 6.60% per annum (equal to 6.60% over the term of the Notes).

(6)	The Total Return on the Notes at maturity includes coupon payments of 6.60% per annum (equal to 6.60% over the term of the Notes).

(7)

Payment consists of the cash equivalent, which is equal to (i) the conversion ratio multiplied by (ii) the final level, plus coupon payments of 6.60% per annum (equal to 6.60% over the term of the Notes).

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers — Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000 Index, based on daily closing levels, as reported by Bloomberg Professional service (“Bloomberg”), without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing level of the Russell 2000 Index on February 7, 2012 was 827.37. The actual initial level will be the closing level of the Russell 2000 Index on the trade date. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/2/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/4/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010	12/31/2010	792.35	669.45	783.65
1/3/2011	3/31/2011	843.55	773.18	843.55
4/1/2011	6/30/2011	865.29	777.20	827.43
7/1/2011	9/30/2011	858.11	643.42	644.16
10/3/2011	12/30/2011	765.43	609.49	740.92
1/3/2012*	2/7/2012*	831.11	747.28	827.37

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through February 7, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of the Russell 2000 Index from January 3, 2000 through February 7, 2012, based on information from Bloomberg. The dotted line represents a hypothetical conversion level of 661.90, which is equal to 80% of the closing level on February 7, 2012. The actual conversion level will be based on the closing level of the Russell 2000 Index on the trade date. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and the UBS Securities LLC will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.